Exhibit 10.1

LEASE AGREEMENT BETWEEN

MERCY HEALTH SERVICES

acting under the Corporate assumed name

Mercy General Health Partners

AND

NextCARE, Inc.

TABLE OF CONTENTS

CITATIONS			- 1 -
1.	PREMISES AND USE		- 1 -
2.	TERM AND TERMINATIONS		- 1 -
	2.1	Initial Term	- 1 -
	2.2	Renewal Term	- 2 -
	2.3	Termination	- 2 -
3.	RENT		- 2 -
	3.1	Initial Term	- 2 -
	3.2	Renewal Term	- 2 -
4.	OBLIGATIONS OF TENANT		- 3 -
	4.1	Compliance with Law	- 3 -
	4.2	Access	- 3 -
	4.3	Diligence	- 3 -
	4.4	Certification and Accreditation	- 3 -
	4.5	Notice of Necessary Repairs	- 3 -
	4.6	Patient Care	- 4 -
	4.7	Employment of Landlord’s Employees	- 4 -
	4.8	Alteration, Improvements or Additions	- 4 -
	4.9	Trade Fixtures	- 4 -
	4.10	Signage	- 4 -
	4.11	Non-Competition Covenant	- 5 -
	4.12	Tenant’s Insurance Requirement	- 5 -
	4.13	Leasehold Improvement	- 5 -
	4.14	Tenant Operation	- 6 -
	4.15	Sales, Real and Personal Property Taxes	- 6 -
	4.16	Maintenance and Return of Ownership of Licensed Beds	- 6 -
	4.17	Tenant’s Warranties and Representations	- 7 -
5.	OBLIGATIONS OF LANDLORD		- 7 -
	5.1	Licensed Beds	- 7 -
	5.2	Services to be Provided by Landlord	- 8 -
	5.3	Limitation on and Changes to Services to be Provided by Landlord	- 8 -
	5.4	Personal Property to be Furnished by Landlord	- 10 -
	5.5	Landlord’s Insurance Requirements	- 10 -
	5.6	Non-Competition Covenant	- 10 -
	5.7	Licensure and Accreditation	- 11 -
	5.8	Employment of Tenant’s Employees	- 11 -
6.	DESTRUCTION OF PREMISES: CONDEMNATION		- 11 -
7.	TENANT AND LANDLORD LIABILITY		- 11 -

8.	INDEMNIFICATION		- 12 -
	8.1	Indemnification: Tenant	- 12 -
	8.2	Indemnification: Landlord	- 12 -
9.	ASSIGNMENT AND SUBLETTING		- 12 -
10.	DEFAULT		- 13 -
	10.1	Events of Default	- 13 -
	10.2	Cure Period	- 13 -
	10.3	Remedies	- 13 -
11.	PARKING		- 14 -
12.	COMMON AREAS		- 14 -
13.	NOTICE		- 14 -
14.	RELATIONSHIP OF THE PARTIES		- 14-
15.	RECORDING		- 15 -
16.	CONFIDENTIALITY OF TERMS		- 15 -
17.	GOVERNING LAW		- 15 -
18.	SURVIVAL OF OBLIGATIONS		- 15 -
19.	SEVERABILITY		- 15 -
20.	SUCCESSORS AND ASSIGNS		- 15 -
21.	CONTINGENCIES		- 15 -
22.	ENTIRE AGREEMENT		- 15 -

EXHIBIT A
		Description of the Premises	- 17 -

EXHIBIT B
		Space Plan	- 18 -

EXHIBIT C
		Commitment to Abide by the Ethical and Religious Directives for Catholic Health Services	- 19 -

EXHIBIT D
		Attachment A - Agreement Concerning Ownership of Beds	- 20 -

EXHIBIT E
		Attachment B - Loan Agreement	- 21 -

EXHIBIT F
		Attachment C - Services to be Provided by Landlord	- 22 -

LEASE AGREEMENT

THIS LEASE is made and entered into as of the 26th day of June, 1998, by and MERCY HEALTH SERVICES, a Michigan nonprofit corporation, acting under the corporate assumed name, Mercy General Health Partners (MGHP) (hereinafter referred to as “Landlord”), and NEXTCARE, INC., a Texas corporation (hereinafter referred to as “Tenant”).

WITNESSETH, THAT:

WHEREAS, Landlord desires to lease to Tenant and Tenant desire to lease from Landlord certain premises for the establishment and operation of a long-term acute care hospital (the “Hospital”), subject to the terms and conditions hereinafter set forth; and

WHEREAS, Landlord owns and operates an acute care hospital including that certain property described on Exhibit A, with room for not less than twenty (20) licensed beds and space for related support services and facilities as require for state licensure, which exhibit is attached hereto and incorporated herein by this reference (the “Premises”).

NOW, THEREFORE, in consideration of the rent and the conditions, covenants and agreements contained herein, and for other good and valuable consideration, the parties agree as follows:

1. PREMISES AND USE. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord upon and subject to the terms, provisions and conditions of this Lease, the Premises. The Premises shall be used for the purpose of operating a long-term acute care hospital and related facilities. Tenant acknowledges and agrees that the Lease will be administered by MGHP, a division of Landlord. Accordingly, MGHP shall exercise all of the Landlord’s rights and perform all of Landlord’s obligations under the Lease and be deemed to be the Landlord, except that Mercy Health Services shall maintain the insurances required by Section 5.5 of the Lease and, Mercy Health Services shall reacquire ownership of the 20 Beds acquired by Tenant pursuant to the Lease upon the expiration or other termination of the Lease. For example, the services to be provided by the Landlord which are described in Section 5.2 will be provided either by employees of MGHP or by independent contractors pursuant to an agreement with MGHP. Similarly, the limitations and obligations stated Sections 4.5, 5.2, 5.3, 5.4, 5.6, 5.7, and 5.8 shall apply only to MGHP operating as a division of Mercy Health Services.

2. TERM AND TERMINATIONS

2.1 Initial Term. This Lease shall be for a term of five (5) years (the “Initial Term”) commencing on the date the Hospital becomes licensed and begins accepting patients (the “Operational Date”).

2.2 Renewal Term. The parties may mutually agree to renew this Lease for an additional five (5) year term, commencing on the date the Initial Term expires, such agreement to be agreed to in writing at least six (6) months prior to the end of the Initial Term (“Renewal Term”). At the end of the first Renewal Term, the parties may mutually agree to renew this Lease for an additional five (5) year term, commencing on the date the first Renewal Term expires, such agreement to be agreed to in writing at least six (6) months prior to the end of the first Renewal Term.

2.3 Termination. This Lease shall terminate upon expiration of the Initial Term if the parties do not renew the Lease for a Renewal Term as described in Section 2.2.

Notwithstanding the above, Landlord may terminate this Lease in the event the ownership interest in Tenant or Tenant’s parent corporation (or any other controlling entity of Tenant) changes, in a manner described below, during this Lease.

If the change in ownership is to a competing entity of Landlord or to an entity which reasonably could represent a conflict with Landlord’s strategic plan or business interest, then landlord’s right to termination shall apply. Such a termination shall be effective upon the effective date of the change in ownership. Consistent with Landlord’s right to terminate as set forth above, Tenant shall be obligated to notify Landlord of any change in ownership at least ninety (90) days prior to the effective date of such change.

3. RENT.

3.1 Initial Term. During the Initial Term the Tenant shall pay rent at the rate of $12,500 per licensed bed per year (the “Rent”). The Rent shall be payable in equal monthly installments, in arrears on the twentieth day of the following month. Additional Rent is provided for in Section 4.13 herein.

3.2 Renewal Term. At the commencement of each five year Renewal Term, Landlord has the right to adjust the annual rent by an amount based on the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. city average, All Items and Major Group Figures for Urban Wage Earners and Clerical Workers (1982-1984=100). For example, if the Consumer Price Index is 110 at the commencement of the Initial Term or any Renewal Term, and at the end of same Initial Term or Renewal Term the Consumer Price Index is 120, Landlord has the right to adjust the annual rent for the succeeding Renewal Term by 9.1% (120-110/110). There shall be no further adjustments to the annual rent during the five year Renewal Term. The right of the Landlord to adjust the rent under this Section is only prospective; Landlord has no right to retrospective application of this provision. The Rent for any Renewal Term shall be payable in equal monthly installments, in arrears on the twentieth day of the following month.

4. OBLIGATIONS OF TENANT

4.1 Compliance with Law. Tenant shall not use or permit the use of the Premises or any part thereof for any purposed forbidden by law or ordinance now in force or hereafter enacted in respect to the use or occupancy of the Premises.

4.2 Access. Tenant shall give access to Landlord or its representatives, at all reasonable times, to enter upon the Premises to examine the condition thereof and make such repairs as may be required pursuant to this Lease.

4.3 Diligence. Tenant shall use reasonable diligence in the care and protection of the Premises during the Initial Term and any Renewal Term of this Lease.

4.4 Certification and Accreditation. Tenant will actively pursue (i) accreditation of the Hospital by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”); (ii) certification as a long-term acute care hospital under the Medicare program and; (iii) issuance of all necessary state licenses and Certificates of Need, provided, however, that Tenant may obtain initial licensure as an acute rehabilitation hospital on the condition that the hospital be licensed as a long-term acute care hospital by the end of its seventh (7th) month of operation. Tenant will pay all related application fees in connection with such accreditation, certification and state licensure. Tenant will perform all of its obligations under this Agreement in accordance with applicable federal, state and local laws and regulations. Tenant will perform all acts necessary to maintain the Hospital as a long-term acute care hospital for purposes of Medicare certification and state licensure. In the event that Tenant shall fail to receive either state licensure or Medicare certification as a long-term acute care hospital (or as an acute rehabilitation hospital) within sixty (60) days of receiving an occupancy permit, or otherwise fails to obtain the accreditation, certification or licenses in the time frames set forth in subsections (i)-(iii) above, then Tenant and Landlord may terminate this Agreement without any liability (except for payment by Tenant to contractors for services and materials provided in connection with Tenant Improvements and debt service owed to repay any loans made from Landlord to Tenant pursuant to the separate loan agreement) on ten (10) days written notice to Landlord. Provided: If Tenant has not secured state licensure within three months after having received a Certificate of Occupancy from the appropriate regulatory authority, or by                     , 1998, whichever occurs first, then unless Tenant and Landlord mutually agree in writing to extend the time to obtain licensure, this Lease shall automatically terminate and neither party shall be liable to the other as a result of the termination (except for payment by Tenant to contractors for services and materials provided in connection with Tenant Improvements and debt service owed to repay any loans made from Landlord to Tenant pursuant to the separate loan agreement). Additionally, should Tenant ever lose such licensure or certification under the Medicare program by reason of a change in the laws or regulations applicable to long-term acute care hospitals, then Tenant or Landlord may immediately terminate this Agreement without liability (except for the cost of Tenant’s incurred Tenant Improvements and amounts due according to the terms of the separate loan agreement) by written notice to the other party.

4.5 Notice of Necessary Repairs. Tenant shall, as soon as reasonably practicable, notify Landlord of the necessity for any repairs or maintenance known to Tenant which are expressly the responsibility of Landlord pursuant to this Lease. Tenant shall be responsible for any repairs necessary as a result of Tenant’s or its agents or employees negligence and such repairs that are not otherwise expressly the responsibility of Landlord. In the event such repairs, resulting from negligent acts of Tenant’s employees or its agents, are not timely made, Landlord shall have the option, but not the obligation, to make such repairs and bill Tenant for the cost of same on the next monthly bill.

4.6 Patient Care. Tenant agrees to provide patient care to its patients in accordance with the standard for long-term acute care hospitals in the community in which the Hospital is located and consistent with the standard of patient care provided by the Landlord, including the Commitment to Abide by the Ethical and Religious Directives for Catholic Health Services as delineated in Exhibit C.

4.7 Employment of Landlord’s Employees. During the Initial Term and any Renewal Term of this Agreement, Tenant covenants not to solicit, attempt to employ or employ any employee of Landlord or individual employed by Landlord within the prior six (6) months without the consent of Landlord, which consent shall not be unreasonably withheld. However, at Landlord’s request, Tenant shall give Landlord notice of all staffing needs during the Initial Term and any Renewal Terms of this Agreement and shall interview all qualified candidates provided by Landlord for needed staffing. All hiring decisions are solely within Tenant’s discretion.

4.8 Alterations, Improvements or Additions. Without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, the Tenant shall not make, or. permit anyone to make, any alterations, improvements or additions in or to the Premises, or install any equipment of any kind that will cause any alteration or addition to the water, heating, air conditioning or electrical or other systems or equipment of the Premises.

4.9 Trade Fixtures. Subject to the Landlord’s approval, which approval shall not be unreasonably withheld, Tenant may install such trade fixtures as necessary in the conduct of its business provided that such trade fixtures do not cause harm to the Premises either in their installation or removal. Tenant may remove such trade fixtures upon the expiration or earlier termination of this Lease if Tenant is able to remove such trade fixtures without causing damage to the Premises or if Tenant can restore the Premises to its original condition that is repaired by Tenant as part of such removal, otherwise such trade fixtures shall become the property of the Landlord.

4.10 Signage. The Tenant, at Tenant’s sole cost and expense, may place and maintain in and about the Premises, including on the exterior of the building, in the Landlord’s lobby areas and at elevators, neat and appropriate signs clearly identifying the Tenant and its services therein as separate and distinct from the business of the Landlord. Landlord shall have the right to approve the placement, design and quantity of all such signs. With the prior consent of Landlord, which consent shall not be unreasonably withheld, and subject to the approval of any governmental authority having jurisdiction, Tenant, at Tenant’s cost and expense, may erect and maintain signage on or about the Premises and appurtenant areas identifying the Tenant and its services. Upon the expiration or earlier termination of this Lease, the Tenant shall remove all signs and repair any damage to the Premises or appurtenant areas caused by the erection, maintenance or removal of the signs. Any signs must be consistent in design, size and construction with existing signs and buildings.

4.11 Non-Competition Covenant. Tenant, on behalf of itself and its subsidiaries, covenants and agrees that, during the Initial Term and any Renewal Term, it shall not, directly or indirectly, within Landlord’s Medical Treatment Areas, own, manage, operate, control, participate in the management or control of, or act as agent for, lend its name to or initiate or maintain or continue any interest whatsoever in a long-term acute care hospital (defined as hospitals or hospitals within hospitals formed and operated to be exempt from the Medicare Prospective Payment System in accordance with the Health Care Financing Administration provisions for long-term acute care hospitals, as such provisions may be amended from time to time). For purposes of this Agreement, “Medical Treatment Areas” shall be defined as the Michigan Counties of Muskegon, Ottawa, Newago, Oceana, and Kent.

Tenant acknowledges that this non-competition covenant is essential to the continued success of the Landlord and that the Landlord would sustain irreparable harm and damage in the event that the Tenant violates the covenant and that damages would not provide an adequate remedy to the Landlord. Tenant further acknowledges that compliance with this non-competition covenant will not constitute an unreasonable hardship or deprive it of the opportunity to conduct its intended business.

4.12 Tenant’s Insurance Requirement. During the Initial Term and any Renewal Term of this Lease, Tenant shall maintain with an insurance carrier, at Tenant’s sole cost and expense, professional liability insurance (in an amount of $2 Million per occurrence and $4 Million in the aggregate) and personal property insurance with respect to its personal property located on the Premises. Tenant shall provide Landlord with certificates of insurance for the required site specific coverage, which shall provide that Landlord receive at least sixty (60) days prior written notification in the event of cancellation, amendment or expiration of said insurance. If Tenant shall fail to obtain any of the required insurance, or any renewal thereof, or to deliver the certificate of the same to Landlord, Landlord shall have the right (but not the obligation) without relieving Tenant of default, to obtain such insurance for the account of Tenant, and the premium and any other costs thereof shall be immediately payable to Landlord by Tenant.

4.13 Leasehold Improvements. In addition to the Rent specified in Section 3, Tenant shall pay directly to the construction contractors the cost of leasehold improvements (the “Tenant Improvements”) to the Premises in accordance with the space plan as described in Exhibit B. Landlord agrees to assist Tenant in coordinating and facilitating the completion of leasehold improvements to the premises including assuring compliance with all applicable regulations including, but not limited to maintaining builders risk insurance during the construction phase and monitoring the remodeling to assure the work meets the standards for compliance with state licensure. Tenant shall pay all third party contractors in accordance with the Michigan Construction Lien Act. Tenant shall be responsible for filing a bond for any disputed work on the Premises. Tenant shall indemnify and hold Landlord harmless for any liability in connection with such Leasehold Improvements. Construction shall be performed in a manner which minimizes disruption to the daily operations of the Landlord. Notwithstanding anything to the contrary in the Lease, Tenant shall be responsible for the cost of such Tenant Improvements irrespective of any early termination by tenant permitted under the Lease. Tenant, with assistance from Landlord, shall direct architectural plans to be drawn and bid specification produced for the purpose of soliciting construction bids. Mercy Architectural Services (MAS) shall be given the first opportunity to provide the architectural services contemplated by this Agreement. In the event MAS declines the opportunity, Tenant is free to obtain required architectural services from other firms, subject to the mutual consent of Landlord, which consent shall not be unreasonably withheld. Under a separate agreement (attached as Exhibit E “Loan Agreement”, herein incorporated by reference), Landlord will loan Tenant up to $900,000 that will then be used by the Tenant to pay for the cost of Tenant Improvements. Tenant will repay Landlord according to the terms of the Loan Agreement. Debt service payments on the loan by Tenant will be reduced by the principal and interest portion of the loan that exceeds $500,000, if any.

4.14 Tenant Operation. Tenant acknowledges and understands that it is leasing only a part of Landlord’s premises to operate a long term care hospital and that Landlord will continue to carry on its business on the other premises. Tenant and Landlord agree they will operate their businesses in a manner which minimizes interference with each others operation.

4.15 Sales, Real and Personal Property Taxes. Tenant shall pay all sales, real and personal property taxes, if any, assessed against the premises and all personal property taxes assessed against the personal property owned by the Landlord and provided for Tenant’s use under the terms of this Agreement. If Tenant is unable or refuses to pay such sales, real property or personal property taxes assessed for a tax year, Tenant shall notify Landlord within thirty (30) days of the due date of said real property and personal property taxes and Landlord shall have the right to pay such taxes and to charge the amount of such taxes paid by the Landlord on behalf of Tenant. Tenant will reimburse Landlord for such payment in the month in which same is invoiced. Failure to pay Landlord such tax amounts paid shall be considered an Event of Default. Tenant retains the right to contest any taxes assessed for sales, real and personal property.

4.16 Maintenance and Return of Ownership of Licensed Beds. During the term of this Lease, Tenant shall operate a long-term acute care hospital on the Premises serving patients who require long-term care in an acute care hospital and shall maintain the licensed bed capacity of that hospital at 20 beds (the “Beds”). During the term of the Lease, Tenant may not (i) relocate the hospital or any of the Beds from the Premises, (ii) sell or otherwise transfer ownership of the hospital or any Beds in it to a third party, or (iii) license a third party to use or otherwise give a third party the right to use the Beds without Landlord’s prior written consent. Nothing in this Section 4.16 shall be construed to limit Tenants’s ability to transfer ownership of the Beds and to assign the Lease to the surviving corporation in any merger or sale of all or substantially all of the assets of Tenant or the corporate parent of Tenant. Any such transfer and/or assignment shall, however, be subject to the restrictions stated in the last paragraph of Section 23 above and also subject to the surviving corporation’s written agreement to be bound by the terms and conditions of the Lease.

(a) Tenant shall promptly notify Landlord of any action threatened or taken by any government regulatory agency or by the JCAHO which could eventually result in (i) the delicensure of one or more of the Beds or in the reclassification of any of the Beds as anything other than acute care hospital beds, or in (ii) the delicensure, decertification or loss of accreditation of the acute care hospital to be operated by Tenant on the Premises. Tenant agrees to take any and all commercially reasonable action to prevent any such delicensure, reduction in Bed capacity, reclassification or loss of license or accreditation described in this paragraph. Tenant shall keep

Landlord informed of the status of any matter described in this paragraph. Provided; Delicensure, reduction in Bed capacity, reclassification or loss of license or accreditation shall be an Event of Default within the meaning of Section 10.1 unless the delicensure, reduction, reclassification or loss of license or accreditation is the result of a failure by Landlord to perform as required by this Lease or any written agreement between the parties entered into pursuant to Section 5.2 of this Lease.

(b) Tenant shall promptly transfer ownership of the 20 Beds back to Mercy Health Services at the expiration or other termination of this Lease. Tenant’s obligations to transfer ownership shall include:

(i) delicensure of the 20 Beds,

(ii) relinquishing any and all rights Tenant acquired under Michigan’s certificate of need law as owner of the 20 Beds on the Premises,

(iii) terminating any agreements with third party payors pursuant to which Tenant is reimbursed for providing services on the Premises or amending any such agreement to the extent necessary to exclude reimbursement for services rendered by Tenant on the Premises, subject to any of Tenant’s obligations to continue to provide services to individuals who are receiving services on the date of termination and to Tenant’s rights under Section 4.16(c) below, and

(iv) providing such documentation and information, completing such additional agreement, and performing such additional commercially reasonable acts as may be required in order for Mercy Health Services to secure a certificate of need approving a change in ownership of the Beds from Tenant to Mercy Health Services. It shall, however, be Mercy Health Services’ responsibility to apply for and pursue a certificate of need, once Tenant has performed its obligations. Provided: Nothing in this subsection (iv) shall be construed to limit Tenant’s rights to apply for a certificate of need to operate an acute care hospital on terms and conditions consistent with those provisions of this Lease which survive termination.

(c) Landlord and Tenant recognize and agree that if Landlord terminates this Lease pursuant to Section 2.3, Tenant will be relieved of its obligations under Section 4.11. Accordingly, nothing in this Section 4.16 shall be construed to require Tenant to terminate its third party payor agreements, if Landlord terminates this Lease pursuant to Section 2.3, and those agreements either allow or are amended to allow Tenant to provide services as a licensed acute care hospital operating at another location and not on the Premises. Nothing in this Section 4.16(c) shall, however, be construed to require Landlord to extend the term of this Agreement beyond the termination date determined in accordance with Section 2.3.

4.17 Tenant’s Warranties and Representations. Tenant warrants and represents Tenant will timely and fully perform as required by Section 4.16.

5. OBLIGATIONS OF LANDLORD

5.1 Licensed Beds. Landlord will provide the space required to operate not less than twenty (20) licensed beds and space for all required related support services and facilities, which space shall comply (after renovations contemplated in this Agreement) with all applicable federal, state and local laws and regulations. Tenant acknowledges and agrees that the Premises, as described in Exhibit A, satisfies Landlord’s space requirement obligation.

5.2 Services to be Provided by Landlord. Tenant and Landlord shall negotiate, in good faith, the support and ancillary services which shall be furnished to Tenant by Landlord. These services to be negotiated shall include, but not be limited to, such things as housekeeping and janitorial services, maintenance services, safety and security services, central sterile processing and general stores services, laundry and linen services, dietary services, medical gas and oxygen services, and any other support and ancillary services which may be required by Tenant in the operation of the Premises. Such agreement on the services to be provided by Landlord to Tenant shall be in writing and included as Attachment C in Exhibit F hereto, which is hereby incorporated by reference and becomes an integral part of this Agreement. Further, if Tenant and Landlord have not reached written agreement on the support and ancillary services to be provided by Landlord to Tenant within 90 after execution of this Agreement, this Agreement can be terminated at the option of Landlord.

5.3 Limitation on and Changes to Services to be Provided by Landlord. Landlord acknowledges that for purposes of this Lease, Tenant must operate as a Medicare-certified acute long-term care hospital. For Tenant to obtain and maintain this certification, the parties recognize that the terms and conditions upon which Landlord provides services to Tenant must comply with 42 CFR 412-22 (e) (5) (ii). Pertinently, this provision requires that the cost of services which are obtained by Tenant from Landlord may not constitute more than fifteen percent (15%) of the Tenant’s total inpatient operating costs for that year as those costs are defined in 42 CFR 412-22 (e) (5) (ii). Recognizing that Tenant must comply with this requirement in order to maintain its Medicare certification as an acute long-term care hospital, or else provide the services directly through Tenant’s employees or obtain them from a third party, Landlord and Tenant agree as follows:

(a) Landlord will provide services only as expressly required by Section 5.2 of this Lease or in a written agreement signed by Landlord and Tenant in connection with Section 5.2, and then only for a rate or charge based upon the fair market value of the service as stated in this Lease or such an agreement.

(b) Landlord agrees to bill Tenant for services no later than thirty (30) days following the month in which services were delivered. Landlord shall submit a final bill for services provided during each quarter of Tenant’s Medicare cost report year to Tenant within forty-five (45) days of the end of each quarter. Landlord waives the right to collect for any and all services provided to Tenant during said quarter which are not included either in this end-of-quarter final bill or a previous monthly bill submitted during the quarter.

(c) Landlord and Tenant will monitor, on a monthly basis, the cost of the services being provided by Landlord to Tenant in order to monitor compliance with the fifteen percent (15%) limit.

(d) If as a result of the monthly monitoring or otherwise, Tenant reasonably determines that the cost of the services being provided by Landlord to Tenant, during a Medicare cost report year are likely to exceed fourteen percent

(14%) of Tenant’s total inpatient operating costs, Tenant shall promptly so notify Landlord. The complete notice shall include financial information showing the actual or projected cost in excess of fourteen percent (14%) by specific service and the service elimination(s), reduction(s) or price decreases(s) which Tenant proposes to implement in order to reduce costs to fourteen percent (14%) or less. Landlord and Tenant shall meet within ten (10) days of Landlord’s receipt of a complete notice to consider amendments to this Lease and/or any of the written services agreements between the parties to reduce the cost of services Tenant obtains from Landlord. If Tenant and Landlord are unable to agree on the terms and conditions of one or more amendments within Fifteen (15) days after Landlord’s receipt of the complete notice, Tenant may unilaterally reduce or eliminate services described in this Lease or a written agreement by so notifying Landlord. Tenant shall have no right, however, unilaterally to lower the price of any service provided by Landlord. The elimination or reduction of services shall not become effective until at least five (5) days’ after written notice of an elimination or reduction is received by Landlord. Tenant shall be solely responsible for providing or arranging to provide the services no longer to be provided by Landlord.

(e) If Landlord reasonably determines that the fair market value of a service being provided pursuant to Section 5.2 of this Lease is higher than the charge or rate then being charged to Tenant, Landlord shall promptly so notify Tenant. The complete notice shall include information about Landlord’s costs to provide the services(s) in question and about the market charge or rate for the services(s) paid by Tenant and third parties and the service charge or rate which Landlord proposes in order to reach a charge or rate which reflects the fair market value of the service(s). Landlord and Tenant shall meet within ten (10) days of Tenant’s receipt of a complete notice to consider an amendment to this Lease and/or any to a written services agreement entered into pursuant to Section 5.2 to increase the charge or rate. If Tenant and Landlord are unable to agree on the terms and conditions of one or more necessary amendments within twenty (20) days after Tenant’s receipt of the complete notice, Landlord may unilaterally eliminate the services(s) upon which mutual agreement has not been reached and documented in an amendment by so notifying Tenant. The elimination of the services upon which mutual agreement was not reached shall not become effective until at least thirty (30) days after written notice of a service elimination was received by Tenant. Tenant shall be solely responsible for providing or arranging to provide the services no longer to be provided by Landlord.

(f) Landlord shall submit a final bill for services provided during each Medicare cost report year to Tenant within 45 days of said year-end. Landlord waives the right to collect for any and all services provided to Tenant which are not included either in this year-end bill or a previous monthly or end-of-quarter final bill.

(g) Tenant must file a completed cost report for each year within five (5) months following the end of Tenant’s cost report year. If, despite Landlord and Tenant’s efforts to comply with 42 CFR 412-22(e) (5) (ii), Tenant determines before filing the report that the cost of services obtained from Landlord during the year exceeded 14% of Tenant’s total inpatient operating costs, Tenant shall immediately so notify Landlord. Landlord and Tenant shall meet as soon as possible but in any event within ten (10) days after the notice is received to determine amount, if any, of remittance necessary to comply with 42 CFR 412-22-(e) (5) (ii) and, subject to Section 5.3 (i) below, Landlord shall remit such amount to Tenant. Landlord shall issue a credit memorandum or a check in the proper amount to Tenant within ten (10) business days of that determination. Tenant shall provide Landlord with a copy of its revised cost report for that year with the corresponding adjustment.

(h) As a part of the monthly monitoring and year-end cost report review process described in this Section, and as part of any renegotiations, Landlord shall have the right to inspect Tenant’s financial records and the cost report as they relate to calculating Tenant’s total inpatient operating costs, including the cost of services provided by Landlord. Those financial records and the cost report shall be prepared in accordance with generally accepted accounting principles and HCFA requirements.

(i) Nothing in this Section shall be construed to require Landlord to agree to provide services at less than their fair market value or to offer a rate or charge or give a rebate which results in a rate or charge which is less than fair market value, or accept payment from Tenant which is less than fair market value for any service. For purposes of this Section 5.2, the “fair market value” of a service is the lowest charge or rate for the service paid to Landlord by any other third-party payor. The lowest charge or rate paid by another third-party shall be determined based upon the information provided by Landlord pursuant to Section 5.2 above.

5.4 Personal Property to be Furnished by Landlord. Landlord shall furnish patient rooms, nursing units, galley areas, staff offices, conference rooms and other areas with appropriate furniture and equipment (including provision of patient addressograph cards and patient identification bands but excluding computers). Each patient room shall contain a standard hospital bed, an overbed table and a night stand, a nurse call system, needle disposal system, medical gas and oxygen service, telephone, wardrobe, television, and a blood pressure wall mount for each licensed patient bed. Each nursing unit shall include a refrigerator, pantry, microwave oven, chart rack, ice machine and examination table. All such personal property furnished by the Landlord shall be of a type and quality commensurate with that used by Landlord in its hospital.

5.5 Landlord’s Insurance Requirements. During the Initial Term and any Renewal Term of this Lease, Landlord shall maintain, at its sole cost and expense, personal property insurance for personal property belonging to Landlord on the Premises, and public liability, fire and casualty insurance for the Premises, all naming Tenant as a loss payee. Landlord shall provide to Tenant proof of insurance for the required coverage, upon request, and shall provide Tenant with at least thirty (30) days prior written notification in the event of cancellation, amendment or expiration of said insurance. If Landlord shall fail to obtain any of the required insurance, Tenant shall have the right (but not the obligation) without relieving Landlord of default, to obtain such insurance for the account of Landlord, the premium and any other costs thereof shall be immediately payable to Tenant by the Landlord and may be offset against future Rent to be paid to Landlord.

5.6 Non-Competition Covenant. Landlord, on behalf of itself and its subsidiaries, covenants and agrees that, during the Initial Term and any Renewal Term, it shall not, directly or indirectly, within Landlord’s Medical Treatment Areas, own, manage, operate, control, participate in the management or control of, or act as agent for, lend its name to or initiate or maintain or continue any interest whatsoever in a long-term acute care hospital (defined as hospitals or hospitals within hospitals formed and operated to be exempt from the Medicare Prospective Payment System in accordance with the Health Care Financing Administration provisions for long-term acute care hospitals, as such may be amended from time to time).

Landlord acknowledges that this non-competition covenant is essential to the continued success of the Tenant and that the Tenant would sustain irreparable harm and damage in the event that the Landlord violates the covenant and that damages would not provide an adequate remedy to the Tenant. Landlord further acknowledges that compliance with this non-competition covenant will not constitute an unreasonable hardship or deprive it of the opportunity to conduct its intended business.

5.7 Licensure and Accreditation. Landlord has and shall maintain in good standing during the Initial Term and any Renewal Term: (i) all federal, state and local licenses and certificates as an acute care provider required by law, (ii) accreditation by the JCAHO (or an equivalent organization), and (iii) certification as a Medicare provider as an acute care provider. Landlord shall assist Tenant in the preparation of materials required so that the Hospital is able to obtain and maintain state licensing, accreditation, and certification as a long-term acute care hospital under the Medicare program. Tenant shall be responsible for a majority of the effort.

5.8 Employment of Tenant’s Employees. During the Initial Term and any Renewal Term of this Agreement, Landlord covenants not to solicit, attempt to employ or employ any employee of Tenant or individual employed within the prior six (6) months by Tenant without written consent of the Tenant, which consent shall not be unreasonably withheld.

6. DESTRUCTION OF PREMISES: CONDEMNATION. The destruction of the Premises by fire, or the elements, or any material injury to the Premises which renders the Premises unquestionably untenantable for twenty (20) days shall, at the option of Tenant, result in a termination of this Lease. If Tenant does not terminate this Lease, Landlord shall reconstruct the Premises and replace Landlord’s equipment, furnishing and personal property to the same condition as existed prior to the destruction at the earliest possible date, and Tenant’s obligation to pay Rent shall be suspended until Tenant is able to resume use of the Premises for a Hospital.

7. TENANT AND LANDLORD LIABILITY. Tenant shall not be liable to Landlord or any other person or corporation, including employees, for any damage to their person or property which occurs on the Premises and which may be caused by water, rain, snow, frost, fire, storm and accidents, or by breakage, stoppage or leakage of water, gas, heating and sewer pipes or plumbing, upon, about or adjacent to the Premises, or any other reason unless such event is caused by Tenant’s negligence.

Landlord shall not be liable to Tenant or any other person or corporation, including its employees, for any damage to their person or property which occurs on the Premises and which may be caused by water, rain, snow, frost, fire, storm and accidents, or by breakage, stoppage or leakage of water, gas, heating and sewer pipes or plumbing, upon, about or adjacent to the Premises, or any other reason unless such an event is caused by Landlord’s negligence.

8. INDEMNIFICATION

8.1 Indemnification: Tenant. The Tenant shall indemnify, pay, defend and hold harmless the Landlord from and against any and all damages, liabilities, losses, costs, judgments, expenses, claims and causes of action of any kind or nature asserted against the Landlord foreseen or unforeseen, accrued or not yet accrued, arising from or in connection with the Tenant’s use of the Premises, or the services performed by the Tenant pursuant to this Lease or from any omission or from any activity, work or things done, permitted or suffered by the Tenant in or about the Premises. The Tenant shall further indemnify, pay, defend and hold harmless the Landlord from and against any and all damages, liabilities, losses, costs, judgments, expenses, claims and causes of action arising from any breach or default in performance of any obligation on the Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of the Tenant or any of the Tenant’s employees, agents, invitees, or patients and from and against any action or proceeding brought thereon. In case of any such action or proceeding against the Landlord, the Tenant, upon notice from the Landlord, shall defend the same at the Tenant’s sole cost and expense by counsel reasonably satisfactory to the Landlord. Without limiting the generality of the foregoing, the Tenant’s obligations of indemnity hereunder shall extend to any hazardous material, substances or wastes which the Tenant places, utilizes or suffers to exist on or about the Premises, except to the extent Landlord has agreed to provide storage or disposal services with respect to the same, and the claims, obligations or liabilities arise in part or in whole out of Landlord’s provision (or failure to provide) such services. All of the Tenant’s obligations of indemnity hereunder shall survive the termination or expiration of the Initial term or any Renewal Term.

8.2 Indemnification: Landlord. The Landlord shall indemnify, pay, defend, and hold harmless the Tenant from and against any and all damages, liabilities, losses, costs, judgments, expenses, claims and causes of action of any kind or nature asserted against the Tenant foreseen or unforeseen, accrued or not yet accrued, arising from or in connection with the services performed or provided by the Landlord or from any omission or from any activity, work or things done, permitted or suffered by the Landlord in or about the Premises. The Landlord shall further indemnify, pay, defend and hold harmless the Tenant from and against any and all damages, liabilities, losses, costs, judgments, expenses, claims and causes of action arising from any breach or default in performance of any obligation on the Landlord’s part to be performed under the terms of this Lease, or arising from any negligence of the Landlord or any of the Landlord’s employees, agents, invitees, or patients and from and against any action or proceeding brought thereon. In case of any such action or proceeding against the Tenant, the Landlord, upon notice from the Tenant, shall defend the same at the Landlord’s sole cost and expense by counsel reasonably satisfactory to the Tenant. Without limiting the generality of the foregoing, the Landlord’s obligations of indemnity hereunder shall extend to any hazardous material, substances or wastes which the Landlord placed, places, utilizes or suffers to exist on or about the Premises. All of the Landlord’s obligations of indemnity hereunder shall survive the termination or expiration of the Initial Term and the Renewal Term.

9. ASSIGNMENT AND SUBLETTING. Tenant shall not assign this Lease nor sublet the Premises in whole or in part without the consent of Landlord, which consent shall not be unreasonably withheld. It shall not be considered unreasonable for Landlord to withhold consent of assignment if such assignment is to any entity which competes with Landlord or otherwise represents a conflict with Landlord’s strategic plan or business interests. Any assignment or sublease of the Premises or any part thereof by Tenant with the written consent of the Landlord shall not operate to release the Tenant from Tenant’s obligations hereunder or authorize any subsequent assignment or sublease of the Premises or any part thereof without the written consent of the Landlord. If Tenant becomes the subject of a court proceeding in bankruptcy or liquidating receivership or shall make an assignment for the benefit of creditors, this Lease may by such fact or unauthorized act be canceled at the option of the Landlord.

10. DEFAULT

10.1 Events of Default. Failure of the Tenant to pay any installment of Rent as and when the same becomes due and payable, or the failure of the Tenant promptly and faithfully to keep and perform each and every covenant, representation, warranty, agreement and stipulation herein on the part of the Tenant to be kept and performed shall, at the option of the Landlord, constitute a default of this Lease. Failure of the Landlord to promptly and faithfully keep and perform each and every covenant, agreement, and stipulation herein on the part of the Landlord to be kept and performed shall, at the option of the Tenant, constitute a default of this Lease.

10.2 Cure Period. In the event that either party breaches this Agreement, then the non-breaching party may provide written notice of its intent to terminate this Agreement. Such notice shall indicate the specific term or terms of this Agreement which have been breached and describe, in reasonable detail, the event or events that have caused the breach. If the event causing such notice is the bankruptcy, insolvency, liquidation or appointment of a receiver for the party receiving such notice, then this Agreement shall terminate forthwith, unless it is with respect to an involuntary proceeding in which case this Agreement shall terminate if such proceeding is not dismissed within sixty (60) days. If the event causing such notice is other than those listed above and if the party receiving notice of breach fails to correct or remedy the condition within a thirty (30) day period, then the other party may terminate this Agreement immediately upon delivery of written notice to the breaching party.

10.3 Remedies.

(a) In the case of any breach or default of this Lease by Tenant, Landlord shall have the right to terminate the Lease and also have all of the remedies, rights and authority against and with respect to Tenant described in this lease or provided by law or in equity. Remedies shall be alternative and cumulative and no remedy shall be deemed to be exclusive.

(i) Tenant acknowledges and agrees that if this Lease expires or is terminated by either or both parties, regardless of the reasons and grounds for such termination, Tenant shall still be obligated to transfer ownership of the Beds to Mercy Health Services and obligated to perform as warranted and represented in Section 4.17.

(ii) Tenant acknowledges and agrees that if Tenant fails to perform as required by Sections 4.16 and 4.17, Landlord will suffer irreparable injury. Accordingly, in the event of any such failure, Landlord shall (i) be entitled to injunctive relief to secure specific performance as represented and warranted. All entities or agencies, public or private, may rely upon this Agreement as conclusive evidence of Tenant’s absolute obligation to perform as required by Sections 4.16 and 4.17.

(b) In the case of any breach or default of this Lease by Landlord, Tenant shall have the right to terminate the Lease and also all of the remedies, rights and authority against and with respect to Landlord described in this Lease or provided by law or in equity. Remedies shall be alternative and cumulative and no remedy shall be deemed to be exclusive.

11. PARKING. During the Initial Term and any Renewal Term, the Landlord shall, without charge to the Tenant, provide for the use of the Tenant, its employees, agents, invitees, and patients, the non-exclusive use of any paved unrestricted automobile parking areas located adjacent to the Premises. The Tenant agrees to cooperate with the Landlord and to abide by any reasonable rules and regulations the Landlord may make from time to time applicable to the use of the parking areas. The Tenant acknowledges that it has no rights in or to any specific parking areas and that the Landlord may relocate parking lots or add parking decks to the areas surrounding the Premises and may grant reserved parking spaces to such persons as the Landlord may so choose.

12. COMMON AREAS. Tenant shall have the right, during the hours such facilities are normally maintained by Landlord, to use the common areas of the premises, such as entryways, hallways, waiting areas, lobby, restrooms, cafeteria, chapel, and medical library. Tenant, its employees, agents, invitees, and patients shall abide by all security rules, regulations, directives and the like that the Landlord shall promulgate from time to time with respect to such facilities.

13. NOTICE. All notices, demands, or communications to be given under this Lease or by law shall be given in writing by delivery or by mail and shall be deemed given when delivered or, if mailed, one day after deposit in the U.S. mail, first class certified mail, postage prepaid, return receipt requested, and addressed to the respective addresses set forth below or to such other addresses as the addressee shall have furnished to the other party in the manner set forth-in this section:

To the Landlord at:	Mercy General Health Partners 1500 E. Sherman Blvd. Muskegon, MI 49443 Attn: President

To the Tenant at:	NextCARE, Inc. 7600 Chevy Chase Drive, Suite 116 Austin, Texas 78752 Attn: President

With a copy to:

14. RELATIONSHIP OF THE PARTIES. Landlord and Tenant are independent entities and nothing in this Agreement shall be construed or be deemed to create any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the terms and conditions of this Agreement.

15. RECORDING. Upon request of either party, the other party shall execute and deliver a memorandum of this Lease suitable for recording and containing such terms hereof as the requesting party shall reasonably require; provided that any provisions relating to the payment of Rent all be excluded thereon.

16. CONFIDENTIALITY OF TERMS. Landlord agrees to keep the terms and conditions of this Lease confidential, and to not disclose such items and conditions to any other party other than its parent and affiliate organizations without the written consent of Tenant, except as Landlord may be required by statute, regulation, or court order to disclose such matters. Notwithstanding the foregoing, Landlord may disclose the existence of this Lease and the identity of Tenant.

Tenant agrees to keep the terms and conditions of this Lease confidential, and to not disclose such items and conditions to any other party other than its parent and affiliate organizations without the written consent of Landlord, except as Tenant may be required by statute, regulation, or court order to disclose such matters. Notwithstanding the foregoing, Tenant may disclose the existence of this Lease and the identity of Landlord.

17. GOVERNING LAW. The validity of this Agreement, the interpretation of the rights and duties of the parties hereunder and the construction of the terms hereof shall be governed in accordance with the laws of State of Michigan.

18. SURVIVAL OF OBLIGATIONS. The provisions of Sections 3, 4, 7, 4.11, 4.12, 4.16, 4.17, 5.2, 5.3, 5.5, 5.6, 5.8, 8, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20, Exhibit D (attached hereto as Attachment A), and Exhibit E (attached hereto as Attachment B), shall survive expiration or other termination of this Lease.

19. SEVERABILITY. If any part of this Agreement should be held to be void or unenforceable, such part will be treated as severable, leaving valid the remainder of this Agreement notwithstanding the part or parts found void or unenforceable.

20. SUCCESSORS AND ASSIGNS. The terms and conditions of the Lease shall be binding on Tenant’s successors and assigns.

21. CONTINGENCIES. The execution and validity of this Agreement shall be subject to approval by the Board of Trustees of Mercy General Health Partners and, if necessary, the Board of Trustees or Executive Committee of Mercy Health Services.

22. ENTIRE AGREEMENT. All prior understandings and agreements between the parties are merged into this Lease, which Lease sets forth the entire understanding of the parties with respect to the subject matter hereof, and this Lease may not be amended or modified in any manner except by a writing signed by the party against which enforcement is sought. The covenants and agreements herein contained shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

LANDLORD:	Mercy Health Services d/b/a Mercy General Health Partners

	By:	[Signature Appears Here]
	Title:	President/CEO

TENANT:	NextCARE, Inc.

	By:	[Signature Appears Here]
	Title:	President/CEO

computed at the highest lawful rate of interest. If the holder of this note receives as interest an amount that would be unlawful, the unlawful interest shall automatically be applied to the payment of the principal of this note (whether or not then due and payable), not to the payment of interest, or shall be refunded to the borrower if the principal has been paid in full.

The parties agree that nothing in this note shall be construed to affect the rights, remedies, and responsibilities of the parties as delineated in the Lease Agreement.

All makers, guarantors, and endorsers of this note jointly and severally waive presentment for payment, protest and demand, notice of protest, demand and dishonor, for nonpayment of this note, and consent that the holder of the note may extend the time for payment or otherwise modify the terms of payment of any part of the debt under this note or consent to the substitution of any security, without altering the liability of any maker, guarantor, or endorser under the note and without altering the validity of any lien or security interest in the Leasehold Improvements given to the holder of the note for payment of this note.

This note shall be governed by and construed under Michigan laws.

NextCARE, Inc.

By:	[Signature Appears Here]

Its:	CFO